Exhibit 5.1

[LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI]

May 31, 2012

LSI Corporation
1621 Barber Lane
Milpitas, California  95035

           RE: Registration Statement on Form S-8

Ladies and Gentlemen:

           We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about May 31, 2012 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”) of 7,368,792 shares of your common stock (“Common Stock”) available for issuance under the LSI Corporation 2003 Equity Incentive Plan (the “Plan”). Such shares of Common Stock are referred to herein as the “Shares.” As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

           It is our opinion that, when issued and sold in compliance with the prospectus delivery requirements and in the manner described in the Plan and pursuant to the agreements which accompany each grant under the Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.

           We consent to the use of this opinion as an exhibit to the Registration Statement, and consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Sincerely,

                                                                    WILSON SONSINI GOODRICH & ROSATI
                                                                                                         Professional Corporation

                                                                                                         /s/ Wilson Sonsini Goodrich & Rosati